Exhibit 10.22

SECOND AMENDMENT TO THE
UNITED COMMUNITY BANK
EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT
FOR
WILLIAM M. McLAUGHLIN

THIS SECOND AMENDMENT (the “Amendment”) is adopted this 1 day of February, 2012 by United Community Bank, located in Lawrenceburg, Indiana, (the “Bank”).

The Bank and William M. McLaughlin (the “Executive”) are parties to a certain Executive Supplemental Retirement Income Agreement dated April 1, 2002 and amended December 18, 2008 (collectively, the “Agreement”). The Bank now wishes to change the terms of the benefit to be provided to the Executive in the event of Termination of Employment prior to Benefit Age.

Now, therefore, the Bank amends the Agreement as follows.

Section 5.1(a)(1), 5.1(a)(2), 5.1(b)(1) and 5.1(b)(2) of the Agreement shall be deleted and replaced with the following:

(a) Normal Form of Payment.

If, at the time of Termination of Employment the Executive has not made a Timely Election to receive a lump sum benefit, this Subsection 5.1(a) shall be controlling with respect to benefits.

The Retirement Income Trust Fund, measured as of the date of Termination of Employment, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such payments shall commence on the first day of the month following Termination of Employment. If the Retirement Income Trust Fund assets actually earn a rate of return during the payout period which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required from the Bank to make up any shortfall. If the Retirement Income Trust Fund assets actually earn a rate of return during the payout period which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final payment to the Executive (or the Beneficiary) shall distribute the excess attributable to the higher than expected earnings. The Executive may request to receive the unpaid balance of the Retirement Income Trust Fund at any time during the Payout Period by giving written notice of the request to the Administrator and the trustee. The lump sum payment of the unpaid balance shall be made within thirty (30) days following such notice. If the Executive dies after payments have commenced but before the completion of all monthly payments due hereunder, (i) the trustee of the Retirement Income Trust Fund shall pay the Beneficiary the monthly installments for the balance of months remaining in the Payout Period, or (ii) the Beneficiary may request to receive the unpaid balance of the Retirement Income Trust Fund in a lump sum payment. The Beneficiary may request to receive the unpaid balance of the Retirement Income Trust Fund by giving written notice of the request to the Administrator and the trustee. The lump sum payment of the unpaid balance shall be made within thirty (30) days following such notice.

At the earlier of the Benefit Eligibility Date and the Executive’s death, the Executive’s Accrued Benefit Account (if applicable) shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Benefit payments shall commence on the earlier of the Benefit Eligibility Date or the month following the Executive’s death. In the event the Executive dies at any time after attaining Benefit Age, but prior to commencement or completion of all the payments due and owing hereunder, the Bank shall pay to the Beneficiary the same monthly installments as the Bank would have paid the Executive had the Executive survived.

(b) Alternative Payout Option.

If, at the time of Termination of Employment the Executive has made a Timely Election to receive a lump sum benefit, this Subsection 5.1(b) shall be controlling with respect to benefits.

The balance of the Retirement Income Trust Fund, measured as of the date of Termination of Employment, shall be paid to the Executive in a lump sum within thirty (30) days following Termination of Employment.

The balance of the Accrued Benefit Account (if applicable) shall be paid to the Executive, or the Beneficiary if the Executive has died, in a lump sum on earlier of the Benefit Eligibility Date and the month following the Executive’s death.

IN WITNESS WHEREOF, a duly authorized representative of the Bank has executed this Amendment as indicated below:

Bank:

By:	/s/ William F. Ritzmann
Its:	PRESIDENT

Agreed and Acknowledged:

/s/ William M. McLaughlin
William M. McLaughlin

Prepared 08/25/08

© 2008 Clark Consulting

This document is provided to assist your legal counsel in documenting your specific arrangement. The laws of the various states may differ considerably, and this specimen is for general information only. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service, the Department of Labor, or bank examiners. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.

In general, if your bank is subject to SEC regulation, implementation of this or any other executive or director compensation program may trigger rules requiring certain disclosures on Form 8-K within four days of implementing the program. Consult with your SEC attorney, if applicable, to determine your responsibilities under the disclosure rules.

IMPORTANT NOTICE ON CODE SECTION 409A COMPLIANCE

It is critical that you consult with your legal and tax advisors to determine the impact of Internal Revenue Code Section 409A to your particular situation. On April 10, 2007 the Treasury Department issued final regulations implementing the requirements of Section 409A which apply to nonqualified deferred compensation arrangements.